Exhibit 99

For Immediate Release

CONSOLIDATED WATER CONTINUES TO RECOVER FROM

HURRICANE IVAN DAMAGE

GEORGE TOWN, Cayman Islands, B.W.I. October 5, 2004 — Consolidated Water Co. Ltd. (Nasdaq National Market: “CWCO”), which develops and operates seawater conversion plants and water distribution systems in areas where natural supplies of drinking (i.e., potable) water are scarce, today announced continued progress in its efforts to repair damage caused by Hurricane Ivan when the storm caused serious damage to businesses and residences on Grand Cayman Island last month. Operations have been fully or partially restored at 5 of the 6 plants operated by the Company on the island, and water is now available to all of the customers in the Company’s service area.

Management reports that Consolidated Water’s headquarters staff is operating out of temporary facilities on Grand Cayman Island. Customer service is being provided, customer payments are being accepted, and all computer servers are up and running.

The North Sound and Red Gate water production plants, which have been able to access electrical power from the public utility, are operating at 100% capacity, while the West Bay plant is operating at approximately 65% of capacity on power provided by company generators. Containerized generator sets have arrived from the United States and have been installed at the Governor’s Harbour and Lower Valley plants. The Lower Valley plant was restarted last Friday and is currently operating at 100% capacity. The restoration of full operations at Governor’s Harbour is awaiting the arrival of certain critical parts. Meanwhile, Consolidated employees have rebuilt and refurbished other equipment at the plant. One production unit was restarted on Sunday, and the second production unit is expected to be restarted this week, allowing the plant to resume commercial production.

Damaged water distribution lines to the Seven Mile Beach area have been repaired, and it now appears that the 2,000 feet of damaged lines may not have to be replaced, as previously anticipated. Consolidated has been supplying water in the town of West Bay from the West Bay plant, while it has been delivering water provided by the government-owned water utility to the Seven Mile Beach area until repairs to the Governor’s Harbour plant are completed. Company crews have been working to repair leaks in distribution lines to all residential subdivisions, and all such lines are now open.

“Our employees have done a heroic job in addressing damage throughout our license area, with many going beyond the ‘call of duty’ in their efforts,” commented Mr. Jeffrey Parker, Chairman of Consolidated Water Co. Ltd. “Given that Ivan caused more extensive damage than any hurricane to impact Grand Cayman in the past 72 years, we are very pleased with the rate at which operations are being restored.”

As noted in an earlier news release, the Company believes it has adequate property insurance and business interruption insurance to cover any damage caused by Hurricane Ivan when it struck Grand Cayman on September 11th and 12th.

The Company will provide additional information to the investment community when available.

Consolidated Water Co. Ltd. is engaged in the development and operation of seawater conversion plants and water distribution systems in areas of the world where naturally occurring supplies of potable water are scarce or nonexistent. The Company currently operates reverse osmosis seawater conversion facilities in the Cayman Islands, the British Virgin Islands, Barbados, Belize and the Commonwealth of the Bahamas.

The common stock of Consolidated Water Co. Ltd. is traded on the Nasdaq National Market under the symbol “CWCO”.

This press release includes statements that may constitute “forward-looking” statements, usually containing the words “believe,” “estimate,” “project,” “intend,” “expect” or similar expressions. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Factors that would cause or contribute to such differences include, but are not limited to, the condition of the Company’s facilities on Grand Cayman, the amount of proceeds to be received under the Company’s insurance policies, continued acceptance of the Company’s products and services in the marketplace, changes in its relationship with the Governments of the jurisdictions in which it operates, the ability to successfully secure contracts for water projects in other countries, the ability to develop and operate such projects profitably, the Company’s ability to manage growth and other risks detailed in the Company’s periodic report filings with the Securities and Exchange Commission. By making these forward-looking statements, the Company undertakes no obligation to update these statements for revisions or changes after the date of this release.

For further information, please contact:

RJ Falkner & Company, Inc., Investor Relations Counsel at (800) 377-9893 or via e-mail at info@rjfalkner.com